Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rubio’s Restaurants, Inc.:

We consent to the use of our report dated March 24, 2009, with respect to the consolidated balance sheets of Rubio’s Restaurants, Inc. as of December 28, 2008 and December 30, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 28, 2008, incorporated herein by reference.

/s/ KPMG LLP

San Diego, California
May 27, 2009